UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

FS KKR Capital Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Thank you for your continued support as a stockholder of FS KKR Capital Corp. We are currently asking our stockholders to vote on two proposals for our annual stockholder meeting.

The first proposal is to elect certain members of our board.

The second proposal allows FSK to sell its shares below net asset value (NAV) per share in future offerings. While we do not have any immediate plans to do so, having the option positions the fund to bolster liquidity in a market downturn and helps protect against any negative impact to valuations or credit performance during periods of volatility or market stress.

Your vote is important, regardless of how many shares you own. Please take a moment and cast your vote in one of these three ways: You can mail back your completed voting card, vote online at proxyvote.com by entering the control number on your voting card or call 1-833-868-3374.

Thank you again for your support. Your participation is very important to the future of FS KKR Capital Corp.